Exhibit 99.1

NEWS RELEASE	Contact:
Tim T. Esaki
(808) 665-5480
tesaki@mlpmaui.com

MAUI LAND & PINEAPPLE REPORTS 2013 NET LOSS OF $1.2 MILLION

KAPALUA RESORT, Hawaii, March 3, 2014 (BUSINESS WIRE) —

Maui Land & Pineapple Company, Inc. (NYSE: MLP) reported a net loss of $1.2 million, or $(0.06) per share, for 2013.  This compares to a net loss of $4.6 million, or $(0.25) per share, for 2012.

In November 2013, the Company sold a 10-acre parcel in West Maui for $5.4 million.  The sale resulted in a gain of $2.1 million.  In June 2013, the Company sold a 7-acre parcel that was the last of its pineapple cannery facilities in Kahului for $4.0 million.  The sale resulted in a gain from discontinued operations of $1.9 million.

In January 2012, the Company sold an 89-acre former agricultural parcel in Upcountry Maui for $1.5 million.  The sale resulted in a gain of $1.4 million.

Operating revenues totaled $15.2 million and $13.6 million in 2013 and 2012, respectively.

For the fourth quarter of 2013, the Company recognized net income of $1.4 million or $0.07 per share.  For the fourth quarter of 2012, the Company recognized a net loss of $1.7 million or $(0.09) per share.  Operating revenues totaled $7.2 million and $3.1 million during the fourth quarters of 2013 and 2012, respectively.

“With the progress made on resolving our legacy issues and the completion of the restructuring of our operations, we are now focused on the development and marketing of our real estate assets here on Maui,” stated Warren H. Haruki, Chairman and CEO.  “We believe the efforts of the past several years have strengthened our ability to manage and care for our Maui landholdings for the benefit of our stakeholders and the community.”

Additional Information

Additional information with respect to Maui Land & Pineapple Company, Inc. and our 2013 operating results will be available on our Form 10-K filed with the Securities and Exchange Commission and our website www.mauiland.com.

About Maui Land & Pineapple Company, Inc.

Maui Land & Pineapple Company, Inc. develops, sells, and manages residential, resort, commercial, and industrial real estate.  The Company owns approximately 23,000 acres of land on Maui and manages properties, utilities, and a nature preserve at the Kapalua Resort.

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MAUI LAND & PINEAPPLE COMPANY, INC. & SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Income (Loss)

(Unaudited)

	Years Ended December 31,
	2013	2012
	(in thousands except per
	share amounts)
OPERATING REVENUES
Real estate
Sales	$4,513	$1,500
Commissions and Other	921	1,045
Leasing	4,862	5,806
Utilities	3,686	3,541
Resort amenities and other	1,230	1,679
Total Operating Revenues	15,212	13,571

OPERATING COSTS AND EXPENSES
Real estate
Cost of sales	2,420	149
Other	2,084	2,135
Leasing	2,906	2,852
Utilities	2,225	2,280
Resort amenities and other	725	624
General and administrative	2,937	3,073
Land Transferred in Settlement of Contract Terminations	(773)	—
Contract Terminations	(265)	—
Depreciation	2,550	2,878
Pension and other post-retirement expenses	888	1,064
Loss (Gain) on asset dispositions	55	(232)
Total Operating Costs and Expenses	15,752	14,823

Operating Loss	(540)	(1,252)
Interest expense	(2,501)	(2,577)
Interest income	10	14
Loss from Continuing Operations before income taxes	(3,031)	(3,815)
Income tax benefit	—	—
Loss from Continuing Operations	(3,031)	(3,815)
Income (Loss) from Discontinued Operations net of income tax benefit of $144 and $88	1,867	(787)

NET LOSS	(1,164)	(4,602)
Pension Benefit Adjustment net of income taxes of $0	7,887	(4,010)
COMPREHENSIVE INCOME (LOSS)	$6,723	$(8,612)

NET INCOME (LOSS) PER COMMON SHARE
—BASIC AND DILUTED
Continuing Operations	$(0.16)	$(0.20)
Discontinued Operations	0.10	(0.05)
Net Loss	$(0.06)	$(0.25)